STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 11th day of November, 1997 (the "Effective Date"), among Universal International, Inc., a Minnesota corporation (the "Company") and 99 Cents Only Stores, a
California corporation (the "Investor").   An index of defined terms used
herein is included as Section 13 hereto.

     In consideration for the agreements contained herein, intending to be legally bound, the Company and the Investor hereby agree as follows:

1.   PURCHASE AND SALE OF STOCK.
     --------------------------

     1.1 AUTHORIZATION. The Company has authorized the sale and issuance of 4,500,000 shares (the "Shares") of its common stock, par value $0.001 per share (the "Common Stock").

     1.2 SALE AND ISSUANCE OF THE SHARES. Subject to the terms and conditions set forth in this Agreement, the Investor shall purchase at the Closing (as defined below) and the Company shall sell and issue to the Investor at the Closing, the Shares, at a purchase price of approximately $0.8889 per share, or an aggregate purchase price of Four Million Dollars ($4,000,000) (the "Purchase Price"). The Purchase Price shall be paid as follows:

          (a)  $2,000,000 by delivery of a check or by wire transfer; and

          (b) $2,000,000 to be evidenced by a credit established on the books and records of the Investor against which the Company may apply the purchase price of merchandise purchased by it from the Investor at the Investor's customary wholesale prices or as otherwise mutually agreed (fob point of origin and subject to Investor's customary terms of sale or as otherwise agreed in writing). The items of merchandise for purchase and the quantities of each item shall be mutually agreed to by the parties prior to purchase and application of the credit. It is expressly agreed that the Investor may limit availability and quantities of any items in its sole discretion.

2.   CLOSING.
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     2.1  THE CLOSING.  The purchase and sale of the Shares shall take place on the second business day following such date as all of the conditions to the obligations of the parties hereunder are fully satisfied or waived, or on such other date, as the Company and the Investor agree upon orally or in writing (which place, time and date are designated as the "Closing").

     2.2 DELIVERIES. At the Closing, the Company shall deliver to the Investor a certificate or certificates representing the Shares, in exchange for delivery to the Company from the Investor, by check or wire transfer, of the cash portion of the Purchase Price.

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3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Except as set forth in the disclosure letter to be delivered by the Company to the Investor at or prior to the execution of this Agreement, which letter shall describe the nature of each exception to the following representations and warranties in reasonable detail and which specifically refers to the subsection of this Agreement to which it applies (the "Disclosure Letter"), the Company hereby represents and warrants to the Investor as follows:

     3.1 ORGANIZATION AND STANDING; ARTICLES AND BY-LAWS. The Company is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. The Company is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or domesticated would not have individually or in the aggregate, a Material Adverse Effect. The Company has all requisite power and authority and all requisite licenses, permits and franchises necessary to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Copies of the Certificate of Incorporation (as certified by the Secretary of State of the State of Minnesota) and Bylaws of the Company have been delivered to the Investor and are accurate and complete as of the date hereof.

     3.2 CAPITAL STOCK. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock. As of the date hereof, (i) there are 4,893,328 shares of Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any Federal or State securities laws,
(ii) no shares of Common Stock are held by Subsidiaries of the Company, and
(iii) 1,182,000 shares of Common Stock are subject to future issuance under
outstanding options to purchase Common Stock.   Section 3.2 of the Disclosure
Letter shall contain a recitation of the authorized and outstanding capital of each of the Company's Subsidiaries. As of the date hereof, and as of the Closing Date, there are and will be (i) no options, warrants, calls, subscriptions, convertible securities or other rights, (including preemptive rights), agreements, understandings, arrangements or commitments of any character obligating the Company now or at any time in the future to issue or sell any of its capital stock or other equity interests of the Company or any of its Subsidiaries, (ii) no obligations, contingent or otherwise, of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or another entity, other than guarantees of obligations of Subsidiaries to institutional lenders entered into in the ordinary course of business, (iii) no outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company stockholders on any matter, (iv) no obligations, contingent or otherwise, guaranteeing the value of any of the shares of the Common Stock of the Company or any of its Subsidiaries either now or at any time in the future, and (v) no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any capital stock or other equity interests of the Company or any of its Subsidiaries.

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     3.3  SUBSIDIARIES.  The Disclosure Letter sets forth a true and correct list of each Subsidiary of the Company as of the date hereof. All of the outstanding capital stock of each such Subsidiary is owned entirely by the Company or by a Subsidiary of the Company, as the case may be, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements, understandings or undertakings governing the rights and duties of the Company or any Subsidiary of the Company as a stockholder of any Subsidiary, including, without limitation, any agreement, arrangement or understanding under which the Company is or may become obligated, directly or indirectly, to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any Subsidiary. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where the failure to be so qualified would have, individually or in the aggregate, a Material Adverse Effect. Other than its Subsidiaries, neither the Company nor any Subsidiary of the Company has any equity investment in any corporation, joint venture, partnership or other business enterprise.

     3.4 COMMISSION REPORTS AND FINANCIAL STATEMENTS. From and after January 1, 1994 the Company and each Subsidiary subject to the periodic reporting requirements under the Exchange Act has filed with the Commission all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by the Company and any such Subsidiary under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), except failures to file which, individually or in the aggregate, do not have a Material Adverse Effect; provided however, with respect to each Subsidiary, the Company provides the representation stated above only from such date that each Subsidiary became a Subsidiary of the Company. As of their respective dates, or, in the case of registration statements, as of their respective effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein, (i) complied as to form in all material respects with the requirements of the Securities Laws applicable thereto and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence shall not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded or corrected by a subsequent Company Report filed before the date hereof. The audited consolidated financial statements and unaudited interim consolidated financial statements included or incorporated by reference in the Company Reports (collectively, the "Company Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis in accordance with the Company's historical practices which practices conform to GAAP (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company or other Person, as applicable, as of and at the dates thereof and the results of operations and cash flows for the periods then ended, subject in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments and any other adjustments described therein. Except as set forth or reflected in the Company Financial Statements at December 31, 1996, or as set forth in the

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interim unaudited balance sheets, or in the notes thereto, included in the
Company Reports since that date, neither the Company nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected or reserved against in any balance sheet of the Company, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since December 31, 1996 either (i) in the ordinary course of business; or (ii) as contemplated or permitted by this Agreement.

     3.5  AUTHORIZATION

          (a) The Company has all requisite corporate power and authority to execute, deliver and perform the obligations under the terms of this Agreement and all of the transactions contemplated hereunder, including the sale and issuance of the Shares to the Investor. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, other than the stockholder approval, if any, required pursuant to Section 8.4 hereof, all corporate proceedings have been taken and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement.

          (b) This Agreement, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application (collectively, the "Remedies Exception"). The execution, delivery and performance of this Agreement by the Company will not conflict with or constitute a breach, violation or default under the Company's Articles of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, which breach, violation or default would have individually or in the aggregate, a Material Adverse Effect on the Company.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1997, the Company and its Subsidiaries each has conducted its business in all material respects in the ordinary and usual course consistent with past practice, and there has not been (a) any event or occurrence which, individually or in the aggregate, has or reasonably could result in a Material Adverse Effect, (b) any material change in accounting methods, principles and practices by the Company and its Subsidiaries (except for any such changes required by reason of a concurrent change in GAAP or to conform a Subsidiary's accounting methods, principles or practices to those of the Company), (c) any damage, destruction or loss, whether covered by insurance or not, having, individually or in the aggregate, a Material Adverse Effect, (d) except as contemplated by this Agreement, any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company which is not in the ordinary course of business consistent with past practice, (e) any declaration, payment or setting aside for payment of any dividends, or (f) any grant to any officer

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or director of any increase in compensation (other than periodic salary increases not cumulatively in excess of 10% made in the ordinary course of business consistent with past practice or increases resulting from job promotions or expansions of employment responsibilities), or any loan to any officer or director, or any adoption, amendment in any material respect or termination of any bonus, profit sharing, stock option, employee stock ownership, pension, retirement, deferred compensation, employment or consulting or other plan, agreement or arrangement for the benefit of employees of the Company.

     3.7  PENDING LITIGATION.    The Company has disclosed in the Disclosure
Letter all information in its possession or custody or under its control with respect to litigation pending or threatened as of the date hereof. Except as set forth in the Disclosure Letter, the Company has no litigation pending as of the date hereof. To the best of the Company's knowledge, the ultimate liability for damages arising from such litigation (based upon assumptions that the Company believes in good faith to be reasonable under the circumstances) is either adequately reserved against in the Company Financial Statement at December 31, 1996 or in the unaudited balance sheets included in the Company Reports since that date or will not have individually or in the aggregate a Material Adverse Effect on the Company. Except as set forth in the Disclosure Letter, there are no actions, suits or proceedings of any nature pending, or, to the knowledge of the Company, threatened, against or by the Company or any of its Subsidiaries or any of their respective properties, assets or business, nor is the Company or any of its Subsidiaries or any of its properties, assets or business, subject to any order, judgment, ruling, or decree of any competent authority, which would have, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received notice of any actual or threatened violation of any applicable statute, regulation, code, ordinance, rule, order, judgment, decree or requirement relating to its operations or its owned or leased properties and to the knowledge of the Company, no such violation exists, in each case, other than a violation which would not have, individually or in the aggregate, a Material Adverse Effect.

     3.8 TAX RETURNS. The Company and each of its Subsidiaries (i) has accurately prepared and duly and timely filed all federal and state and all other material income, property, sales and use and other applicable tax reports and returns ("Tax Returns") required to be filed (subject to any extensions applicable to any such filing) except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect, and all such Tax Returns are true and complete except for such inaccuracies which would not have a Material Adverse Effect, (ii) has paid all Taxes shown to be due and payable on such Tax Returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter, or other notice received by it, and (iii) has properly accrued on its books and records all Taxes for such periods subsequent to the periods covered by the Tax Returns, except for any Taxes which would not have, individually or in the aggregate, a Material Adverse Effect. To the Company's knowledge, the Tax Returns of the Company and each of its Subsidiaries have not been examined by the appropriate taxing authority. Neither the Company nor any of its Subsidiaries has executed or filed with the Internal Revenue Service ("IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other Taxes. Neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, and to the knowledge of the Company, no claim for assessment or collection of Taxes has been asserted against it.
There are

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no liens for Taxes upon the assets of the Company or any of its
Subsidiaries except liens for Taxes not yet due. True, correct and complete copies of all Tax Returns filed by the Company and each of its Subsidiaries and all communications relating thereto have been delivered to the Investor or made available to the representatives of the Investor. All Taxes which the Company is required to withhold or collect, including without limitation, sales and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purposes, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term "Taxes" shall mean and include all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed on or with respect to any such taxes, charges, fees, levies or other assessments.

     3.9 TAX ELECTION. Neither the Company nor any of its Subsidiaries has filed (and will not file prior to the Closing Date) any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f) of the Code apply to any disposition of the subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

     3.10 PROPERTIES, ENCUMBRANCES. The Company and its Subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, each of the real properties reflected on the Company Financial Statements or which have been acquired after the date thereof or used or controlled by them as of the date hereof (collectively, the "Company Properties"), in each case, free and clear of all liens, mortgages or deeds of trust, claims against title, security interests or other encumbrances on title ("Liens") or any rights of way, written agreements, laws, ordinances or regulations affecting the use or occupancy of such properties, or any reservations of an interest in title ("Restrictions") except (i) Liens and Restrictions reflected in the Company Financial Statements, (ii) Liens and Restrictions for taxes not yet due and payable or being contested in good faith, (iii) Liens and Restrictions attaching by operation of law, incurred in the ordinary course of business consistent with past practices and securing payments not past due, (iv) the rights of landlords or sublessors under the applicable lease, (v) Liens and Restrictions disclosed in the Disclosure Schedule and (vi) Liens and Restrictions which do not have, individually or in the aggregate, a Material Adverse Effect (collectively, the "Company Permitted Liens"). Neither the Company nor any of its Subsidiaries own any real property or lease or otherwise use any real property other than the Company Properties in the conduct of its business. All rental payments due under the lease pursuant to which the Company uses the Company Properties have been paid and neither the Company nor any of its Subsidiaries is in default (nor to the Company's knowledge, is any landlord of the Company alleging that either the Company or any of its Subsidiaries is in default), and to the knowledge of the Company, the landlord under the lease is not in default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any party under any such lease

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other than any such non-payment or default which could not have, individually or in the aggregate, a Material Adverse Effect.

     3.11 PERSONAL PROPERTY. The Company and its Subsidiaries own good and marketable title to or a valid right to use all items of personal property owned or used by them which are material to their business, free and clear of all Liens or Restrictions other than the Company Permitted Liens.

     3.12 EMPLOYEE BENEFIT PLANS. The Disclosure Letter sets forth a list of all plans and other arrangements which provide compensation or benefits to officers, directors or consultants or employee benefits to employees of the Company or its Subsidiaries, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, and all employment or executive compensation agreements (collectively, the "Company Plans"). All Company Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith, except for any such failure to comply which would not have, individually or in the aggregate, a Material Adverse Effect. No Company Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Subsidiaries, nor any affiliate of the Company as determined under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Company Plan, which failure would have, individually or in the aggregate, a Material Adverse Effect. No amounts payable under the Company Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. True and complete copies of each written Company Plan have been made available to the Investor or its representatives. Except as required by
Section 4980B of the Code, neither the Company, any of its Subsidiaries nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate, medical or other benefit coverage, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company, any of its Subsidiaries or any ERISA Affiliate except to the extent required by applicable law. Neither the Company nor any Subsidiary is a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein.

     3.13 CERTAIN AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement (including, without limitation, any employment, management, severance or consulting contract) with any current or former officer (whose employment terminated in the last year), director, or record or beneficial holder of more than 5% of the outstanding shares of the Common Stock of the Company or with any entity in which any of the

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foregoing is a more than 5% equity owner, officer, director, employee or consultant, (ii) any agreement involving an amount in excess of $25,000 the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement or (iv) unconsummated or pending agreement involving the acquisition of any equity interest in any business.

     3.14 COMPLIANCE WITH APPLICABLE LAW. The businesses of the Company and its Subsidiaries are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining the Company or any of its Subsidiaries with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

     3.15 ENVIRONMENTAL COMPLIANCE MATTERS. The businesses of the Company and its Subsidiaries as conducted in the past were not and as currently being conducted are not in violation of any applicable law, ordinance, rule, prohibition or regulation relating to pollution, or the production, storage, labeling or disposition of wastes or hazardous or toxic substances, or the health, safety or environmental conditions on, beneath or about any of the properties owned, used or leased by the Company or any of its Subsidiaries or relating to the business of the Company or any of its Subsidiaries (such laws, ordinances, rules, prohibitions and regulations being herein referred to as "Environmental Laws"), except for any such violation which would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have timely filed all material reports, obtained all material approvals and permits and generated and maintained all material data, documentation and records required under any applicable Environmental Laws, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company, its Subsidiaries nor, to the knowledge of the Company or its Subsidiaries, any other Person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, including without limitation any materials which are "Hazardous Wastes", "Hazardous Substances", "Hazardous Materials", "Pollutants", "Toxic Substances", "Solid Wastes" or "Contaminants" (as such terms are defined in any applicable Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act), on, beneath or about, or transported any such materials to or from, any of the properties owned, used or leased by the Company or its Subsidiaries in each case other than in material compliance with applicable Environmental Laws and in the ordinary course of the Company's or its Subsidiaries' business or where the failure to comply would not have individually or in the aggregate a Material Adverse

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Effect.  Neither the Company nor its Subsidiaries has received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for costs with respect to a release, a threatened release or clean up of materials located in any property owned by the Company or its Subsidiaries or produced by, or resulting from, any business, commercial or industrial activities, operations or processes of the Company or its Subsidiaries, including without limitation, materials which are Hazardous Wastes, Hazardous Substances, Hazardous Materials, Pollutants, Toxic Substances, Solid Wastes or Contaminants.

     3.16 PATENTS, TRADE NAMES AND OTHER INTELLECTUAL PROPERTY RIGHTS. The Company and each Subsidiary owns or is validly licensed or otherwise has the right to use, free and clear of all Liens and Restrictions other than Company Permitted Liens, any and all patents, trademarks, trade names, service marks, copyrights, trade secrets, technology, know-how and processes (collectively, "Intellectual Property"), used in or necessary for the conduct of its business as now conducted or as proposed to be conducted except where any such failure would not have, individually or in the aggregate, a Material Adverse Effect. The operations and products of the Company do not infringe any Intellectual Property rights of any other Person, except for any infringement which would not have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any communication in the past three years alleging or stating that the Company or any employee has violated or infringed, or by conducting business as proposed, would violate or infringe any Intellectual Property right of any other Person.

     3.17 INVENTORY. All items that constitute "Inventory" are of a quality and quantity saleable at regular prices or usable by the Company or its Subsidiaries in the ordinary course of its business, net of reserves reflected on the Company's Balance Sheet at September 30, 1997 and no items included in Inventory have been pledged as collateral (other than to Coast Business Credit) or are held on consignment from others. All Inventory is either located at the Company Properties or in transit from one Company Property to another Company Property.

     3.18 CUSTOMER RETURNS. The Company maintains in the ordinary course of business reserves for the possible return of items of Inventory previously transferred to customers. The reserves for customer returns which have occurred or may occur after September 30, 1997 provided for on the Company Financial Statements are adequate to cover the gross profit recognized by the Company on the original sale of the item of Inventory to the customer.

     3.19 UNDISCLOSED LIABILITIES. The Company is not subject to any liabilities of any nature except to the extent set forth or provided for in the Company Financial Statements, except liabilities which individually or in the aggregate would not have a Material Adverse Effect.

     3.20 TRANSACTIONS WITH AFFILIATES. Except for regular salary payments and fringe benefits under an individual's compensation package with the Company, none of the officers, employees, directors, or other Affiliates of the Company, or members of their immediate families is a party to any agreements, understandings, indebtedness or proposed transactions with the Company or any Subsidiary. No officer, director or employee is directly interested in any contract with the Company or any Subsidiary other than such employment-related agreements and arrangements (including stock option agreements). Neither the Company nor any Subsidiary has guaranteed or assumed any obligations of the Company's officers, directors, or employees. To the best knowledge of the Company, none of such individuals has any direct or indirect ownership interest in any firm or entity with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any entity that competes with the Company or any Subsidiary, except that such individuals may own less than 1% of the outstanding voting stock in publicly traded companies that may compete with the Company.

     3.21 DISCLOSURE. Neither this Agreement nor the Ancillary Agreements nor any other statements (oral or written) or financial schedules, organizational charts or certificates made or delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

     3.22 BROKER/FINDER. The Company has not dealt with, or incurred liability for a fee to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

     3.23 MATERIAL DOCUMENTS. Neither the Company nor any Subsidiary is a party to any agreements, documents, arrangements or commitments that are material to the business, prospects, financial condition or results of operations of the Company that have not been filed with the Commission or reviewed by the Investor.

     3.24 INVESTMENT INFORMATION. The Company has disclosed to the Investor any and all information that is material to making an investment decision in the Company.

     3.25 NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by the Company for or in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby, the absence of which would have a Material Adverse Effect on the Company other than the approval of the NASD to proceed with the transactions contemplated by this Agreement absent approval by the shareholders of the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. The Investor hereby represents and warrants to the Company that:

     4.1  AUTHORIZATION

          (a) The Investor has all requisite corporate power and authority to execute, deliver and perform the obligations under the terms of this Agreement and all of the transactions contemplated hereunder. The execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor and all corporate proceedings have been taken and no other corporate proceedings on the part of the Investor are necessary to authorize the execution, delivery and performance by the Investor of this Agreement.

          (b) This Agreement, when executed and delivered by the Investor, will constitute the valid and binding obligation of the Investor, enforceable in accordance with its terms except as such enforceability may be limited by the Remedies Exception. The execution, delivery and performance of this Agreement by the Investor will not conflict with or constitute a breach, violation or default under the Investor's Articles of Incorporation or Bylaws, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract, agreement, lease, indenture or instrument to which the Investor or any of its Subsidiaries is a party or by which the Investor or any of its Subsidiaries is bound, which breach, violation or default would have individually or in the aggregate, a Material Adverse Effect on the Investor.

     4.2 ACCREDITED INVESTOR: EXPERIENCE. The Investor is an "accredited investor" as defined by Rule 501(a) promulgated by the Commission and the Investor has, alone or with such Investor's advisers, substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that the Investor is capable of evaluating the merits and risks of the Investor's investment in the Company and has the capacity to protect its own interest and can afford to sustain a total loss on such investment. The Investor was not organized solely to make this investment in the Company.

     4.3 INVESTMENT INTENT. The Shares to be purchased by the Investor are being acquired by the Investor solely for such Investor's own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of the Shares. The Investor understands that the Shares have not been registered under the Securities Act and are being issued and sold to the Investor in reliance upon an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the Investor's investment intent and accuracy of the Investor's representations, as expressed herein.

     4.4 RULE 144. The Investor understands that the Shares are "restricted securities" under the federal securities laws, inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor is familiar with Rule 144, as amended, promulgated under the Securities Act, understands the conditions precedent to reliance upon such rule for the resale of the Shares and the resale limitations imposed thereby and by the Securities Act.

     4.5 LEGENDS. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

          (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act or as otherwise provided in that certain Stock Purchase Agreement dated as of November __, 1997."

          (b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations, and the laws and regulations of any other applicable jurisdiction.

     4.6 BROKER/FINDER. The Investor has not dealt with, or incurred liability for a fee to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

5. CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR OF ANY OTHER STATE OR JURISDICTION AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION UNDER THE CALIFORNIA CORPORATIONS CODE AND THE LAWS OR REGULATIONS OF ANY OTHER APPLICABLE JURISDICTION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

6. CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor to purchase and pay for the Shares at the Closing and the other obligations of the Investor under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by the Investors:

     6.1 REPRESENTATIONS AND WARRANTIES. On the date of the Closing, the representations and warranties of the Company contained herein shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time.

     6.2 PERFORMANCE. The Company shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     6.3  QUALIFICATIONS; LEGAL INVESTMENT.   All authorizations, approvals, or
permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other third party that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the best knowledge of the Company and the Investor, threatened by the Commission, the California Commissioner of Corporations or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Company and the Investor are subject.

     6.4 ANCILLARY AGREEMENTS. The Company and the Investor shall have executed and delivered to each other each of the Ancillary Agreements.

     6.5 NO LEGAL ACTION. No preliminary or permanent injunction or other order, decree or ruling issued by an court of competent jurisdiction, or by any governmental, administrative or regulatory agency or commission, in the United States which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     6.6 NO ADVERSE CHANGE. Since the date hereof, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries that would have or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     6.7 CLOSING DOCUMENTS. The Company shall have delivered to the Investor, unless waived in writing by the Investor:

          (a) Copies (certified by the President of the Company) of the resolutions duly adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby;

          (b) A copy (certified by the President or Secretary of the Company) of the Bylaws as amended through the date of the Closing;

          (c) A certificate of the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions in Sections 6.1, 6.2, 6.3 and 6.6 have been satisfied;

          (d)  The Ancillary Agreements; and

          (e) Such other documents relating to the transactions contemplated by this Agreement as the Investor may reasonably request.

     6.8 OPINION OF COMPANY COUNSEL. The Investors shall have received an opinion of counsel to the Company, dated the Closing Date, in form and substance customary in transactions of the type contemplated by this Agreement and reasonably acceptable to the Investor.

7. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by the Company:

     7.1 REPRESENTATIONS AND WARRANTIES. On the date of the Closing, the representations and warranties of the Investors contained in Section 4 shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time.

     7.2 PERFORMANCE. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing, (other than payment to the Company of the Purchase Price which shall be paid at Closing).

     7.3 QUALIFICATIONS: LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the best knowledge of the Company or the Investor, threatened by the Commission, the California Commissioner of Corporations or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Company and the Investor are subject.

     7.4 OPINION OF COUNSEL TO THE INVESTOR. The Company shall have received an opinion of counsel to the Investor, dated the Closing Date, in form and substance attached hereto as Exhibit "A".

8.   COVENANTS OF THE COMPANY AND THE INVESTOR.
     -----------------------------------------

     8.1 INSPECTION OF RECORDS. Prior to the Closing, the Company shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of the Investor free and full access at all reasonable times and upon reasonable notice to the Company and its Subsidiaries, its personnel, properties, contracts, books and records, and all other documents and data for purposes of conducting its due diligence examination of the Company.

     8.2 ACQUISITION PROPOSAL. Prior to the earlier to occur of the Closing or the termination of this Agreement (the "Proposal Period"), the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this section; and (c) that it will notify the Investor immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it.

     8.3 PROTECTIVE PROVISIONS. Commencing on the date hereof and so long as the Investor owns at least 70% of the Shares (as adjusted for all stock splits, stock dividends and recapitalizations effected after the Closing Date), the Company shall not, without first obtaining the written approval of the Investor
(i) amend, repeal, alter or change any of the rights, preferences or privileges of the Common Stock; (ii) increase or decrease the authorized number of shares of Common Stock; (iii) create (by reclassification of an existing class or series, or otherwise) any new class or series of shares senior to or on a parity with the Common Stock as to voting rights, dividends, redemption or a distribution of assets of the Company in liquidation; (iv) declare or pay any dividend on any class or series of stock of the Company; (v) purchase, redeem, or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), or direct or permit any Subsidiary of the Company to purchase or otherwise acquire, any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, directors or consultants pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, provided any such agreements have been disclosed to the Investor prior to the Closing Date; (vi) merge, reorganize, or effect any transaction in which assets of the Company valued in excess of $1 million (other than sales of inventory in the ordinary course of business) are sold; (vii) issue any options or warrants to purchase any equity securities of the Company; (viii) make, amend or grant any security interest, pledge, hypothecation, encumbrance or lien on any property of the Company; (ix) terminate, dissolve, liquidate or wind-up the Company, (x) engage in any transaction between the Company and any officer, director or Person who beneficially or of record owns at least 5% of the Common Stock, or affiliates thereof; (xi) open or acquire a new retail store or acquire, purchase, lease or otherwise enter into any agreement which purports to bind the Investor; (xii) increase the compensation or benefits payable or to become payable to its officers or employees, except in amounts consistent with past practices or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or establish or amend any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or consulting or other plan, agreement, trust, fund, plan, policy or arrangement for the benefit of any current or former directors, officers or employees; (xiii) purchase any real property; (xiv) sublease or assign any Company Property, or modify any lease, or exercise any option under any lease to extend the term of such lease for more than a five year period or to create a financial obligation of the Company which for the remainder of the existing term and the extended term, in the aggregate, exceeds $500,000; (xv) enter into any new leases for additional facilities; (xvi) sell or license any Intellectual Property; (xvii) become a franchisor or franchisee; (xviii) enter into any exclusivity agreements with respect to purchases or sales by the Company or any Subsidiary or any non-competition agreements; or (xix) make any loans or extend credit in an amount in excess of $5,000, other than a loan in favor of Mr. Steven Buxbaum in an amount not to exceed $33,000 in settlement of the pending litigation instituted against Mr. Buxbaum, and threatened to be instituted against the Company and one of its Subsidiaries, by Buxbaum, Ginsberg & Associates, et. al.

     8.4 APPROVAL BY COMPANY STOCKHOLDERS AND NASD. The Company shall take all necessary or appropriate action under the Securities Laws, the Bylaws of the NASD and other applicable Nasdaq rules, Minnesota Law and its Certificate of Incorporation and Bylaws to obtain all necessary approvals and consents from governmental authorities, third parties and the stockholders of the Company, if any, of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

     8.5 INCUMBENT DIRECTORS. The Company shall amend its Bylaws or take such action as may be necessary to provide (a) that the size of the Company's Board of Directors shall be increased to seven (7) directors, (b) that the compensation committee of the Board of Directors shall consist of three (3) directors, and (c) that the audit committee of the Board of Directors shall consist of three (3) directors. Pursuant to the terms of its Bylaws, the Company shall appoint, effective immediately following the Closing, the designees of the Investor to the Board and the respective committees to which they are entitled to be appointed under the Shareholders Agreement.

     8.6  DIRECTOR AND OFFICER LIABILITY INSURANCE.    The Company shall
maintain in effect directors' and officers' liability insurance covering the Investors' designees to the Company's Board of Directors containing terms no less favorable than those currently applicable to directors and officers of the Company under its existing directors' and officers' liability policy. The Company covenants to periodically review and modify, if appropriate, its directors' and officers' liability policy to be consistent with the terms customarily contained in policies of public companies with total assets and market capitalization in amounts similar to that of the Company.

     8.7 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and the Investor shall (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company and the Investor shall take all such necessary or desirable action.

     8.8 NOTIFICATION OF CERTAIN MATTERS. Following the execution of this Agreement and continuing until that date which is 90 days following the date on which the Company's auditors deliver their audit opinion to the Company (with a copy to Investor) with respect to the Company's financial statements for the year ended December 31, 1997, the Company shall use reasonable good faith efforts to promptly give written notice to the Investor and the Investor shall use reasonable good faith efforts to promptly give written notice to the Company, upon becoming aware of the occurrence or, to its knowledge, respectively, impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement and use its reasonable good faith efforts to prevent or promptly remedy the same.

     8.9 LEGAL ACTION. In the event that a preliminary or permanent injunction or other order decree or ruling is issued by any court of competent jurisdiction or by any governmental, administrative or regulatory agency or commission in the United States which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements and shall be in effect, each party agrees to use its reasonable efforts to have such injunction lifted. Notwithstanding the foregoing, in the event any such injunction is not lifted by the Drop Dead Date, the provisions of Section
11.1.2 are controlling.

     8.10 PUBLICITY. The Company and the Investor shall, subject to their respective legal obligations of public companies, use reasonable efforts to agree upon the text of any press release relating to the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, if the parties hereto are unable to agree upon the text of any such press release, nothing herein shall require any party to obtain the consent of any other party to the release of any such press release which, upon the advice of outside legal counsel, such party determines in good faith is required to be issued by applicable law or the rules and regulations of the NASD.

9.   POST CLOSING COVENANTS OF THE COMPANY AND THE INVESTOR.
     ------------------------------------------------------

     9.1  INDEMNIFICATION.

          9.1.1 GENERAL. From and after the Closing Date, the parties shall indemnify each other as provided in this Section 9.1. As used in this Agreement, (a) the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, judgments, damages, costs and expenses, including without limitation reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim; (b) the term "Indemnified Party" shall mean a party who is entitled to indemnification from a party hereto pursuant to this Section 9.1; (c) the term "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Section 9.1 to another party; and (d) the term "Third Party Claim" shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

          9.1.2 THE COMPANY INDEMNIFICATION OBLIGATIONS. The Company shall indemnify, save and keep the Investor, its officers, directors, employees and stockholders (each an "Investor Indemnitee" and collectively, the "Investor Indemnitees") harmless against and from all Damages sustained or incurred by any Investor Indemnitee, as a result of or arising out of or by virtue of:

               (a) any inaccuracy in or breach of any representation or warranty made by the Company to the Investor herein or in any of the Ancillary Agreements delivered to the Investor in connection herewith; and

               (b) the breach by the Company of, or failure of the Company to comply with, any of the covenants or obligations under this Agreement or any of the Ancillary Agreements to be performed by the Company (including, without limitation, their obligations under this Section 9.1).

          9.1.3 THE INVESTOR INDEMNIFICATION OBLIGATIONS. The Investor shall indemnify, save and keep the Company, its officers, directors, employees and stockholders (individually a "Company Indemnitee" and collectively, the "Company Indemnitees") harmless against and from all Damages sustained or incurred by any Company Indemnitee as a result of or arising out of or by virtue of:

               (a) any inaccuracy in or breach of any representation or warranty made by the Investor to the Company herein or in any Ancillary Agreements delivered to the Company in connection herewith;

               (b) any breach by the Investor, or failure by the Investor to comply with, any of the covenants or obligations under this Agreement or any of the Ancillary Agreements to be performed by the Investor (including without limitation its obligations under this Section 9.1).

          9.1.4 LIMITATION ON INDEMNIFICATION OBLIGATIONS. No Indemnified Party shall be entitled to recover under this Section 9.1 unless a claim has been asserted by written notice, setting forth the basis for such claim (a "Notice of Loss"), delivered to the Indemnifying Party on or prior to that date which is 90 days following the date on which the Company's auditors deliver their audit opinion to the Company (with a copy to Investor) with respect to the Company's financial statements for the year ended December 31, 1997; provided however, the limitations set forth in the preceding sentence shall not apply to any claim for Damages to the extent it arises out of fraud or intentional misrepresentation or in the event that the Indemnifying Party intentionally fails timely to notify the Indemnified Party of, or conceals from the Indemnified Party, a breach of a representation or warranty that otherwise could result in an indemnifiable claim.

          9.1.5 THIRD PARTY CLAIMS OTHER THAN TAXES. Forthwith following the receipt of notice of a Third Party Claim (other than a Third Party Claim with respect to Taxes) with respect to which indemnification is sought hereunder, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party shall, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party.
If:

               (a) the defense of a Third Party Claim so tendered is accepted without qualification (or reservation of rights) by the Indemnifying Party within thirty (30) days thereafter such tender; or

               (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 9.1.5, the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this Section 9.1.5;

               (c) the defense of a Third Party Claim is accepted by the Indemnifying Party pursuant to Section 9.1.5(a) or 9.1.5(b) above, then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. Notwithstanding the preceding sentence, the Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongful conduct to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. Absent waiver by the Indemnified Party, any settlement negotiated by an Indemnifying Party shall contain a provision requiring that all parties to the settlement maintain the terms thereof in strict confidence, subject only to disclosure to legal counsel, to accountants (each of whom shall be required to maintain the confidentiality of the terms of the settlement) or as required by applicable law or court order. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 9.1.5 shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 9.1.5 or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten
(10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9.1.5, the Indemnified Party so contests, defends, litigates or

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

settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

          9.1.6 CLAIMS INVOLVING TAXES. In the case of any proposed or actual assessment of Tax liabilities for which an Investor Indemnitee is entitled to indemnification from the Company as provided herein, the Investor shall give notice to the Company, and shall contest such proposed or actual assessment in the manner reasonably directed by the Company (in consultation with the Investor) through the administrative review or appeal procedures available under the relevant Tax laws and regulations. The Company shall bear all costs and expenses relating to any action requested by the Company to be taken by the Investor under this Section 9.1.6. If the pursuit of such administrative remedies by the Investor is unsuccessful, the Investor shall be entitled to indemnification for the Tax (and any penalties and interest) pursuant to Section 9.1 hereof; PROVIDED HOWEVER, that if within ten (10) days of receipt from the Investor of notice of its intention to do so, the Company shall notify the Investor of their desire to contest the proposed or assessed Tax deficiency in the courts, they shall be entitled to do so at their expense provided the Company pays the deficiency and any penalties and interest if required in order to seek judicial relief. The Investor shall cooperate with the Company for such purposes but shall be entitled to reimbursement for any out-of-pocket expenses incurred by the Investor in doing so. For purposes of this Section 9.1.6, the Company shall select a Company representative to act on their behalf who shall serve as a liaison between Investor and the Company with respect to all matters arising under or related to this Section 9.1.6.

          9.1.7 COOPERATION. Subject to the provisions of Section 9.1.5, the Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

          9.1.8 SUBROGATION. The Indemnifying Party shall not be entitled to require that any action be brought against any other Person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully settled or defended against the Third Party Claim for which indemnification is sought.

          9.1.9 INDEMNIFICATION NET OF BENEFITS. The amount of any recovery by an Indemnified Party pursuant to this Section 9.1 shall be net of any insurance benefits actually received by such Indemnified Party (but not to the extent such benefits are repaid through retrospective premium adjustments or otherwise) or any foreign federal, state and/or local tax benefits actually received by such Indemnified Party as a result of the state of facts which entitled the Indemnified Party to recover from the Indemnifying Party pursuant to this Section 9.1. Notwithstanding the foregoing, any increase or decrease in the basis of any assets or stock of the Investor or any of its Subsidiaries shall not be considered to give rise to a tax benefit for purposes of this
Section 9.1.9.

     9.2 LISTING OF ADDITIONAL SHARES ON NASDAQ. As promptly as reasonably practicable following the Closing, the Company shall prepare and submit to the National Association of Securities Dealers a Nasdaq Additional Listing Application and all other documents and fees necessary to cause the Shares to be listed on the Nasdaq Small Cap Market, all as in compliance with the rules and regulations of the NASD.

     9.3 INSURANCE. The Company shall maintain insurance on the Company Properties and its other assets that is commercially reasonable.

     9.4 SECURITY INTEREST. To the extent permitted under the Company's Loan and Security Agreement with Coast Business Credit or if otherwise permitted by Coast Business Credit, and subject to the security interest of Coast Business Credit under the Loan and Security Agreement, the Company covenants to cooperate with the Investor and use its best efforts to assist the Investor to obtain and perfect a security interest in those items of property identified on Exhibit B hereto to secure the Company's existing and future trade obligations to the Investor in the normal course of business.

10.  RIGHT OF FIRST REFUSAL.
     ----------------------

     10.1 RIGHTS OF INVESTOR. If the Company determines to issue any additional shares of its capital stock, or warrants, options, rights or other securities exercisable for or convertible into shares of its capital stock (collectively, the "Equity Securities"), except as provided in Section 10.5 below, the Company shall first give to the Investor the right to purchase all or any portion of the Equity Securities by delivering to the Investor a written offer which shall state the price and other terms and conditions of the proposed issuance. If the Company proposes to issue the Equity Securities for consideration other than solely cash and/or promissory notes, the offer to the Investor shall, to the extent of such consideration, permit the Investor to pay in lieu thereof, cash equal to the fair market value (as determined by the independent appraisal of an appraiser mutually agreeable to the Investor and the Company and paid for by the Company) of any portion of such consideration, and the offer shall state the appraiser's estimate of such fair market value. The Board of Directors shall fix the period of the offer, which shall be a minimum of 30 days or such longer period as is necessary to determine the fair market value of the consideration referred to in the preceding sentence.

     10.2 ACCEPTANCE OF COMPANY OFFER. The Investor may accept an offer by giving written notice (the "Acceptance Notice") to the Company before the offer expires that the Investor has accepted the offer to purchase some or all of the securities offered (the "Accepted Securities"). Within ten (10) days following delivery of the Acceptance Notice, the Investor shall deliver to the Company payment in full for the Accepted Securities purchased by it against delivery by the Company to the Investor of a certificate or certificates evidencing the Accepted Securities purchased by the Investor.

     10.3 MERGERS; ACQUISITIONS. To the extent the Company desires to effect a merger or consolidation of the Company into or with another corporation in which the shareholders of the Company shall thereby own less than 50% of the voting securities of the surviving corporation, or a sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (each a "Sale"), the Company shall first give to the Investor the right to effect the Sale by delivering to the Investor a written offer which shall state the price and other terms and conditions of the Sale. If the Sale is proposed to be effected for consideration other than solely cash and/or promissory notes, the offer to the Investor shall, to the extent of such consideration, permit the Investor to pay in lieu thereof, cash equal to the fair market value (as determined by the independent appraisal of an appraiser mutually agreeable to the Investor and the Company and paid for by the Company) of any portion of such consideration and the offer shall state the appraiser's estimate of such fair market value. The Board of Directors shall fix the period of the offer, which shall be a minimum of 30 days. The Investor may accept an offer by giving written notice to the Company (the "Acceptance Notice") before the offer expires that such Investor has accepted the offer to effect the Sale. If the Investor elects to effect the Sale, the transactions necessary to effect the Sale shall take place at such reasonable time and place as may be specified in the Acceptance Notice, but no later than 60 days from the date of the Acceptance Notice.

     10.4 ISSUANCES TO THIRD PARTIES. To the extent the offer contained in this Section 10 is not accepted in full by the Investor, the Company may, for a period of sixty (60) days after the expiration of such offer or the receipt by the Company of the Investor's written notice that it declines to accept the offer, issue and sell the Equity Securities, upon terms and conditions no less favorable to the Company than those specified in such offer, to any Person or Persons.

     10.5 EXCLUDED TRANSACTIONS.  Notwithstanding the provisions of this
Section 10, the Company shall not be required to first offer the Equity Securities to the Investors pursuant to this Agreement if:

          (a) The issuance by the Company is as a result of the acquisition of the assets or stock of another company in exchange for shares of capital stock of the Company; or

          (b) The issuance by the Company is pursuant to convertible securities issued to employees, directors or consultants of the Company; or

          (c) The Investor owns less than 70% of the Shares (as adjusted for all stock splits, stock dividends and recapitalizations effected after the Closing Date) at the time of such issuance.

11.  TERMINATION.
     -----------

     11.1 TERMINATION.   This Agreement may be terminated at any time prior to
the Closing Date, notwithstanding approval thereof the by stockholders of the
Company:

          11.1.1 by mutual written consent duly authorized by the Boards of Directors of the Company and the Investor;

          11.1.2 by either party at any time after November 20, 1997 (the "Drop Dead Date") if the Closing has not occurred as of the time of the termination; provided, however, that the right to terminate this Agreement under this Section 11.1.2 shall not be available to any party whose

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

failure to fulfill any obligation under this Agreement has been the cause of or a substantial contributor to the failure of the Closing to occur on or before such date. No termination of this Agreement shall relieve either party for damages caused by any breach of this Agreement.

          11.1.3 by either party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Ancillary Agreements (provided that (i) the party seeking to terminate this Agreement pursuant to Section 11, 11.1 is subject to such order, decree or ruling, it shall have used all reasonable efforts to have such order ,decree or ruling removed and (ii) the right to terminate the Agreement under this Section
11, 11.1 shall not be available to any party who has not complied with its obligations under Section 8.7 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action).

     11.2 EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 11,11.1, (a) this Agreement shall become void and of no effect with no liability on the part of any party hereto and (b) if termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement, the Ancillary Agreements and related documentation.


12.  MISCELLANEOUS.
     -------------

     12.1 EXPENSES. The Company and the Investors each agree to pay their own legal and other expenses relating in any manner to the negotiation and consummation of this Agreement and any related agreements.

     12.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     12.3 GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed under the laws of the State of Minnesota as applied to agreements among Minnesota residents entered into and to be performed entirely within Minnesota. The parties' rights under this Section shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. sections 1 et. sec. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures:
Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or to agree on the Arbitrator within a twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS"), for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within 30 days of the selection of the Arbitrator, the parties shall meet in Los Angeles, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceeding before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator,) shall pay the Arbitrator's fees and expenses.

     12.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.5 TITLES AND SUBTITLES.   The titles and subtitles used in this
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     12.6 NOTICES. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, or
(b) three (3) days after deposit in the United States mail, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties.

     12.7 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either before or after the Closing and either retroactively or prospectively), only with the written consent of the Company and the Investor.

     12.8 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this

Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

     12.9 FINDER'S FEE. The Company and the Investor shall each indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder's fee (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of their respective directors, officers, employees, or representatives, as the case may be, is responsible.

     12.10 CONSTRUCTION. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties.

     12.11 ENTIRE AGREEMENT. This Agreement, the Exhibits hereto, the Ancillary Agreements and the other documents required to be delivered pursuant hereto constitute the entire understanding and agreement between the parties with regard to the specific subject matter hereof and no party shall be liable or bound by any representation, warranty, covenant or agreement except as specifically set forth herein. Any previous agreement (whether written, oral or implied) among the parties relative to the specific subject matter hereof is superseded by this Agreement.

     12.12 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company; provided, however, that the representations and warranties shall expire on that date which is 90 days following the date on which the Company's auditors deliver their audit opinion to the Company (with a copy to Investor) with respect to the Company's financial statements for the year ended December 31, 1997, subject to the exceptions set forth in Section 9.1.4.

13.  INDEX.

     13.1 "AFFILIATE" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the specified Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     13.2 "ANCILLARY AGREEMENTS" means the Registration Rights Agreement and the Shareholders Agreement.

     13.3 "COMMISSION" means the United Stated Securities and Exchange
Commission.

     13.4 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     13.5 "GAAP" means generally accepted accounting principles.

     13.6 "CODE" means the Internal Revenue Code of 1986, as amended.

     13.7 "MATERIAL ADVERSE EFFECT" means (i) with respect to the Company and its Subsidiaries, an effect which is materially adverse to the business, properties, assets, revenues, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and (ii) with respect to the Investor and its Subsidiaries, an effect which is materially adverse to the business, properties, assets, revenues, operations, financial condition or results of operations of the Investor and its Subsidiaries, taken as a whole.

     13.8 "NASD" means the National Association of Securities Dealers, Inc.

     13.9 "PERSON" includes an individual, partnership, limited liability company, limited liability partnership, trust, estate, corporation, joint venture, unincorporated association, government bureau or agency or other entity of whatsoever kind or nature.

     13.10 "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement to be entered into between the Company and the Investor attached to this Agreement as Appendix A.

     13.11 "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     13.12 "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement to be entered into between the Company and the Investor attached hereto as Appendix B.

     13.13 "SUBSIDIARY" of the corporation means (i) any corporation of which equity securities possessing a majority of the ordinary voting power in electing the board of directors are, at the time as of which such determination is being made, owned by such corporation either directly or indirectly through one or more Subsidiaries and (ii) any Person (other than a corporation) in which such corporation or any Subsidiary, directly or indirectly, has more than a 10% ownership interest or over which it exercise control including, without limitation, with respect to the Company, Odds N Ends, Inc.

               DEFINED TERM                       SECTION
               ------------                       -------
               Acceptance Notice                  10.2
               Accepted Securities                10.2
               Acquisition Proposal               8.2
               Ancillary Agreements               6.4
               Closing                            2.1
               Company                            Preamble
               Company Permitted Liens            3.10
               Company Plans                      3.12
               Company Properties                 3.10
               Company Reports                    3.4
               Disclosure Letter                  6.1

               Equity Securities                  10.1
               ERISA                              3.12
               ERISA Affiliate                    3.12
               Company Financial Statements       3.4
               Intellectual Property              3.15
               Investor                           Preamble
               IRS                                3.8
               Liens                              3.10
               Remedies Exception                 3.5(b)
               Restrictions                       3.10
               Securities Laws                    3.4
               Shares                             1.1
               Taxes                              3.8
               Tax Returns                        3.8

     IN WITNESS WHEREOF, the parties hereto have executed delivered this Agreement as of the date first above written.

                              THE COMPANY:

                              UNIVERSAL INTERNATIONAL, INC.
                              a Minnesota corporation

                              By:  _______________________________
                              Name:     Mark Ravich
                              Title:    Chief Executive Officer and
                                        Chief Financial Officer

                              Address:  ______________________
                                        ______________________
                                        ______________________



                              THE INVESTOR:

                              99 CENTS ONLY STORES
                              a California corporation


                              By:       _______________________
                              Name:     David Gold
                              Title:    President, Chief Executive
                                        Officer and Chairman of the Board



                              Address:  ______________________
                                        ______________________
                                        ______________________

                              EXHIBIT A
          OPINIONS TO BE RENDERED BY COUNSEL TO THE INVESTOR

1. Each of the Agreement and the Ancillary Agreements has been duly authorized, executed and delivered by the Investor and constitutes the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms (subject to the qualifications set forth below).

     The parties to this Agreement understand and agree that counsel to the Investor will not opine as to Minnesota law which is the law governing the Agreement and the Ancillary Agreements and that counsel to the Investor shall opine only as to questions of law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States of America, as applicable, and shall not express any opinion with respect to any other laws or the law of any other jurisdiction.

                              EXHIBIT B
                         ITEMS OF PROPERTY

     All "accounts", "general intangibles", "chattel paper", "products", "fixtures" and "equipment", as such items are defined in Division 9 of the California Uniform Commercial Code in effect on the date hereof; and all products, proceeds and insurance proceeds of any or all of the foregoing.